Table of Contents	Exhibit 99.2

QualSpec Group, LLC
Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

QualSpec Group, LLC
June 30, 2015 and 2014

QualSpec Group, LLC
Unaudited Consolidated Balance Sheets
June 30, 2015 and 2014

	2015	2014
Assets
Current Assets
Cash	$4,257,364	$148,145
Accounts receivable, net of allowance for doubtful accounts of $836,374 for 2015 and $887,391 for 2014	21,774,970	24,071,940
Prepaid expenses	975,958	562,948
Income tax receivable	—	244,461
Deferred income tax asset	397,003	402,453
Total current assets	27,405,295	25,429,947
Property and Equipment, Net	12,546,197	9,346,474
Other Assets, Net
Goodwill	19,444,703	19,444,703
Intangibles, net	25,888,803	30,968,021
Deferred financing costs, net	71,563	181,646
Note receivable - related party	50,000	50,000
Other assets	155,443	84,252
Total other assets	45,610,512	50,728,622
	$85,562,004	$85,505,043
Liabilities and Members' Equity
Current Liabilities
Accounts payable - trade	$2,559,928	$2,439,030
Accounts payable - related parties	505,609	505,609
Accrued expenses	7,315,680	6,766,224
Revolving line of credit	—	1,000,000
Income tax payable	684,830	634,000
Current portion of long-term debt	18,906,102	3,000,000
Total current liabilities	29,972,149	14,344,863
Long-term Debt, Net of Current Portion	25,495,788	32,799,792
Deferred Income Tax Liability	186,281	243,440
Total liabilities	55,654,218	47,388,095
Members' Equity
Member units - preferred, issued and outstanding, 52,782 in 2015 and 2014, liquidation preference of $2,658,746 for 2015 and $2,246,987 for 2014	1,143,997	1,143,997
Member units - common, issued and outstanding, 1,696,832 in 2015 and 2014	36,907,616	36,907,616
Additional paid-in capital	2,284,111	1,256,799
Retained deficit	(11,827,459)	(3,077,270)
Accumulated other comprehensive loss	—	—
	28,508,265	36,231,142
Noncontrolling Interest	1,399,521	1,885,806
Total members' equity	29,907,786	38,116,948
	$85,562,004	$85,505,043
See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC
Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)
Six Months Ended June 30, 2015 and 2014

	2015	2014
Revenues	$87,949,025	$84,555,083
Cost of Sales	59,710,147	60,181,579
Gross Profit	28,238,878	24,373,504
Selling, General and Administrative Expenses	20,852,793	16,949,925
Income from Operations	7,386,085	7,423,579
Other Expenses
Interest	1,399,036	1,500,680
Management fees	462,749	454,521
Other nonoperating	11,787,115	1,161,486
Total other expenses	13,648,900	3,116,687
Income (Loss) Before Provision for Income Tax	(6,262,815)	4,306,892
Provision for Income Tax	1,139,996	802,759
Net Income (Loss)	(7,402,811)	3,504,133
Other Comprehensive Income	—	19,633
Comprehensive Income (Loss)	$(7,402,811)	$3,523,766

Amounts Attributable to Noncontrolling Interests
Net income (loss)	$(7,402,811)	$3,504,133
Net (income) loss attributable to noncontrolling interest	461,802	(258,019)
Net income (loss) attributable to Parent	$(6,941,009)	$3,246,114

Comprehensive income (loss)	$(7,402,811)	$3,523,766
Less comprehensive (income) loss attributable to the noncontrolling interest	461,802	(258,019)
Comprehensive income (loss) attributable to Parent	$(6,941,009)	$3,265,747
See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC
Unaudited Consolidated Statements of Members' Equity
Six Months Ended June 30, 2015 and 2014

	Preferred Member Units	Common Member Units	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total
Balance, December 31, 2014	$1,143,997	$36,907,616	$1,769,005	$(4,886,450)	$—	$1,861,323	$36,795,491
Net loss	—	—	—	(6,941,009)	—	(461,802)	(7,402,811)
Unit option compensation	—	—	515,106	—	—	—	515,106
Balance, June 30, 2015	$1,143,997	$36,907,616	$2,284,111	$(11,827,459)	$—	$1,399,521	$29,907,786

	Preferred Member Units	Common Member Units	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total
Balance, December 31, 2013	$1,143,997	$36,907,616	$1,138,297	$(6,323,384)	$(19,633)	$1,627,787	$34,474,680
Net income	—	—	—	3,246,114	—	258,019	3,504,133
Change in fair value of interest rate swap	—	—	—	—	19,633	—	19,633
Unit option compensation	—	—	118,502	—	—	—	118,502
Balance, June 30, 2014	$1,143,997	$36,907,616	$1,256,799	$(3,077,270)	$—	$1,885,806	$38,116,948
See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC
Unaudited Consolidated Statements of Cash Flows
Six Months Ended June 30, 2015 and 2014

	2015	2014
Operating Activities
Net income (loss) before attribution of noncontrolling interest	$(7,402,811)	$3,504,133
Net (income) loss attributable to noncontrolling interest	461,802	(258,019)
Net income (loss) attributable to QualSpec Group, LLC	(6,941,009)	3,246,114
Items not requiring (providing) cash
Depreciation and amortization	4,168,220	3,907,747
Amortization of deferred financing costs	10,007	69,418
Unit option compensation	515,106	118,502
Paid-in-kind interest	—	75,472
Deferred income taxes	(84,500)	(51,747)
Noncontrolling interest	(461,802)	258,019
(Increase) decrease in
Accounts receivable	(3,087,065)	(8,352,999)
Prepaid expenses	930,873	945,059
Other assets	(77,415)	(22,798)
Increase (decrease) in
Accounts payable	12,016	(43,182)
Income tax payable	684,830	634,000
Accrued expenses	(9,452)	1,738,044
Net cash provided by (used in) operating activities	(4,340,191)	2,521,649
Investing Activities
Purchase of property and equipment	(2,573,112)	(2,302,281)
Net cash used in investing activities	(2,573,112)	(2,302,281)
Financing Activities
Borrowings on revolving credit facility	3,500,000	11,000,000
Payments on revolving credit facility	(3,500,000)	(10,000,000)
Long-term debt payments	(1,777,824)	(1,500,000)
Payments (to) from related party	10,000,000	(109,524)
Net cash provided by (used in) financing activities	8,222,176	(609,524)
Increase (Decrease) in Cash	1,308,873	(390,156)
Cash, Beginning of Period	2,948,491	538,301
Cash, End of Period	$4,257,364	$148,145
Supplemental Cash Flows Information
Interest paid	$1,327,004	$1,344,965
Income taxes paid	$724,960	$—
Change in fair value of swap contract	$—	$19,633
Equipment acquired by capital lease obligations	$963,470	$—
See Notes to Unaudited Consolidated Financial Statements

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

Note 1:	Organization and Description of Business

QualSpec Group, LLC (QualSpec/Company), was incorporated in October 2008 for the purpose of acquiring 100 percent of the common stock of Altech Inspections, Inc. (Altech). In 2009, the Company acquired certain assets of another business, IESCO, Inc. (IESCO), a California-based company. In 2011, the Company also acquired certain assets of two additional Companies, T.C. Inspections, Inc. and Hawk Rope Access, Inc., both based in California. During 2013, the assets and operations of TC Inspections and Hawk Rope Access were merged into IESCO. Also, in 2013, the Company changed its name to QualSpec Group, LLC, and changed the names of the acquired entities of Altech and IESCO to QualSpec, Inc. and QualSpec, LLC, in order to create one firm with an expanded geographical footprint from which to provide its advanced service offerings.
QualSpec Group, LLC, provides inspection and non-destructive testing services to customers in the refinery, petrochemical and other industries located throughout the United States. Additionally, QualSpec also provides specialty access services for industries such as oil platforms, hydroelectric plants, bridges, shipping and other type facilities with difficult to reach locations.
QualSpec, Inc., has facilities in Corpus Christi and Houston, Texas, and Sulphur, Louisiana. QualSpec, LLC, has facilities in Torrance, Nipomo, Bakersfield and Benecia, California, as well as offices in Fairbanks, Alaska; Mount Vernon, Washington; Kenner, Louisiana and Inver Grove Heights, Minnesota.

Note 2:	Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, QualSpec Inc., and its 93.5 percent common ownership interest in QualSpec, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.
In accordance with the guidance in FASB ASC 810-10-65, Transition Related to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, the Company includes the net loss and comprehensive loss attributable to the noncontrolling interest in the consolidated statements of operations and comprehensive income (loss) and members’ equity. Any losses attributable to the noncontrolling interest will be allocated to the noncontrolling interest even if the carrying amount of the noncontrolling interest is reduced below zero. Any changes in ownership that do not result in a loss of control will be accounted for as equity transactions.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.
At June 30, 2015 and 2014, the Company’s cash accounts exceeded federally insured limits by approximately $5,456,000 and $1,025,000, respectively.
Revenue Recognition
Revenues are recognized when the inspection services are performed.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

Accounts Receivable
The Company extends credit to its customers based on an evaluation of its customers’ financial condition. Accounts receivable represent amounts billed and unbilled for inspection services and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not require collateral from its customers. As of June 30, 2015 and 2014, the allowance for doubtful accounts was $836,374 and $887,391, respectively.
Property and Equipment
Property and equipment are stated at cost or estimated fair value (if acquired) as of the acquisition date and are depreciated or amortized over the estimated useful life of each asset using the straight-line method. Estimated useful lives are as follows:

Years
Field equipment	1 - 7
Office equipment	3 - 10
Transportation equipment	3 - 10
Software	3 - 5
Buildings and improvements	40
Maintenance and repairs, which neither add to the value of the property nor appreciably prolong its useful life, are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in income.
Impairment of Long-lived Assets
The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
Intangible Assets
Identifiable, amortizable intangible assets are being amortized on a straight-line basis over periods of 5 to 15 years based upon the nature of the identifiable intangible asset. All such assets are periodically evaluated as to recoverability of their carrying values.
Goodwill
Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value determined by such tests are not recognized in the financial statements.
Income Taxes
The Company’s members have elected to have the Company’s income taxed as a partnership under provisions of the Internal Revenue Code (IRC) and a similar section of the state income tax law. Therefore, taxable income or loss is reported to the individual members for inclusion in their respective tax returns. The subsidiary, QualSpec, Inc., is a C corporation for federal and state income tax purposes and, therefore, income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes. The income tax accounting guidance results in two components of income tax expense, current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

to the taxable income or excess of deductions over revenues. QualSpec, Inc., determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.
Self-Insurance
QualSpec has elected to self-insure certain costs related to its health and dental insurance programs for its employees. Costs resulting from noninsured losses are charged to income when incurred. The Company has purchased insurance that limits its exposure for individual and aggregate claims.
Unit Incentive Plan
At June 30, 2015 and 2014, the Company has a unit-based employee compensation plan, which is described more fully in Note 6.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on the fair value of the derivative financial instruments.

Note 3:	Property and Equipment
A summary of property and equipment as of June 30, 2015 and 2014, is as follows:

	2015	2014
Land	$199,226	$199,226
Buildings	1,993,094	1,982,659
Leasehold improvements	485,951	315,767
Inspection equipment	20,884,035	16,931,229
Office equipment and furniture	1,160,309	1,107,788
Software	1,179,243	1,110,669
Vehicles	4,468,176	2,522,631
	30,370,034	24,169,969
Less accumulated depreciation	17,823,837	14,823,495
	$12,546,197	$9,346,474

Depreciation expense for the six-month periods ended June 30, 2015 and 2014, amounted to $1,627,785 and $1,353,026, respectively.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

Note 4:	Acquired Intangible Assets and Goodwill
The carrying basis and accumulated amortization of recognized intangible assets and goodwill at June 30, 2015 and 2014, is as follows:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets
Covenant not to compete	$800,380	$789,880	$800,380	$766,363
Customer list	29,898,340	16,797,630	29,898,340	14,065,121
Trade name	16,262,381	3,484,788	16,262,381	1,161,596
	$46,961,101	$21,072,298	$46,961,101	$15,993,080
Goodwill
QualSpec, Inc.	$9,213,254		$9,213,254
QualSpec, LLC	10,231,449		10,231,449
Goodwill	$19,444,703		$19,444,703

Effective January 1, 2014, the Company determined that the acquired trade names have a finite life due to the transition to the use of the Qualspec names. As a result, the Company decided to amortize the acquired trade names over a seven-year life, resulting in amortization expense of the trade name. Prior to 2014, trade names were considered to have indefinite lives and, as such, were considered unamortizable. Amortization expense for the above intangible assets was $2,540,435 and $2,554,721 for the six-month periods ended June 30, 2015 and 2014, respectively. Estimated amortization expense for the next five years is as follows:
Years Ending June 30,

2016	$4,919,000
2017	$4,912,000
2018	$4,911,000
2019	$4,911,000
2020	$4,911,000
There was no change in the carrying amount of goodwill for the periods ended June 30, 2015 and 2014.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

Note 5:	Long-term Debt

A summary of long-term debt outstanding as of June 30, 2015 and 2014, is as follows:

	2015	2014
Senior debt	$18,250,000	$21,250,000
Senior subordinated debt	9,034,034	9,049,792
Sellers' notes	5,500,000	5,500,000
Revolving credit facility	—	1,000,000
Related party notes payable	10,000,000	—
Capital lease obligations	1,617,856	—
	44,401,890	36,799,792
Less current maturities - amortizing	18,906,102	3,000,000
Less revolving credit facility	—	1,000,000
	$25,495,788	$32,799,792

Senior Term Loan and Revolving Credit Facility
At June 30, 2015, the Company has a senior secured term credit facility with an amended aggregate term advance amount of $25,000,000 and a $10,000,000 senior secured revolving credit facility that are administered by the senior lender.
The senior secured term credit facility is secured by real, personal and other property, including accounts receivable, inventory, equipment and intangible assets. The term loan bears interest at a floating rate or the London Interbank Offered Rate (LIBOR) plus an applicable margin. At June 30, 2015, the Company had elected a LIBOR rate of .24 percent plus the base rate of 4.74 percent with an effective overall rate of 4.76 percent. The loan is payable quarterly with principal due in consecutive quarterly installments of $750,000 through April 5, 2017, at which time all remaining unpaid principal on the term advances will be due and payable.
The $10,000,000 senior secured revolving facility is secured by real, personal and other property, including accounts receivable, inventory, equipment and intangible assets. Advances on the revolver are limited to a borrowing base of the revolving cap or 85 percent of eligible accounts receivable as defined in the Credit Agreement. The revolving facility bears interest at a floating rate or LIBOR plus an applicable margin with interest payable quarterly. At June 30, 2015, the Company had elected the floating rate of 6.75 percent. The revolving facility matures April 5, 2017.
The senior loan and revolving credit facilities include various covenants which impose a number of financial ratio requirements and restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, create liens or pay dividends. In addition, as defined in the agreement, the facilities also require mandatory principal prepayments equal to 75 percent of excess cash flow as defined. The agreement also provides for a 50 percent excess cash flow prepayment if a certain leverage ratio is met at the end of each year and an exemption from an excess cash flow prepayment if the leverage ratio falls below a certain ratio. At June 30, 2015 and 2014, excess cash flow principal payments due, as defined, amounted to $-0- for each period. All voluntary prepayments of debt shall include a premium of $135,000 if paid prior to the third anniversary, unless such prepayment meets certain conditions as defined in the credit facility. The Company was in compliance with the loan covenants at June 30, 2015 and 2014.
The loan agreement also requires the Company to pay an Unused Fee that is defined as the product of an annual rate equal to one-half of one percent (0.50 percent) and the daily rate average amount by which the sum of the aggregate revolving commitment exceeds the revolving facility outstanding amount, payable quarterly in arrears. Any Unused Fee remaining unpaid on the revolving commitment termination date shall be due and payable on such date.
Senior Subordinated Debt
The Company has four Senior Subordinated Debt agreements at June 30, 2015 and 2014. Subordinated Debt Series A in the original amount of $6,000,000 was used to fund a portion of the Altech acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 14 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $1,034,090 in principal and interest added on this note and began paying the interest. As of June 30, 2015, the outstanding balance owed was $3,204,952 of which $65,492 represents interest which has been added to principal pursuant to this option. As of June 30, 2014, the outstanding balance owed was $3,210,471, of which $71,012 represents interest which has been added to principal pursuant to this option. The principal balance is due in full on October 5, 2017.

The Subordinated Debt Series B in the original amount of $6,000,000 was used to fund a portion of the IESCO acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 14 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $1,025,494 in principal and interest added on this note and began paying the interest. As of June 30, 2015, the outstanding balance owed was $3,398,012 of which $59,691 represents interest which has been added to principal pursuant to this option. As of June 30, 2014, the outstanding balance owed was $3,405,959, of which $67,638 represents interest which has been added to principal pursuant to this option. The principal balance is due in full on October 5, 2017.
The Subordinated Debt Series C-1 in the original amount of $2,375,000 was used to fund a portion of the TC Inspections acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 14 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $378,267 in principal and interest added on this note and began paying the interest. As of June 30, 2015, the outstanding balance owed was $1,214,489 of which $23,897 represents interest which has been added to principal pursuant to this option. As of June 30, 2014, the outstanding balance owed was $1,216,581, of which $25,989 represents interest which has been added to principal pursuant to this option. The principal balance is due in full on October 5, 2017.
The Subordinated Debt Series C-2 in the original amount of $2,375,000 was used to fund a portion of the Hawk Rope Access acquisition, which now bears interest at 14 percent, payable in arrears. On each interest payment date, the Company has the option to either pay the entire interest amount in cash or pay in cash an amount which would have accrued as if the interest rate was 12 percent and then add to the principal balance of the note the portion of accrued interest not paid in cash. Amounts added to principal, if any, bear interest at 14 percent. In connection with the First Amendment to Mezzanine Subordination Agreement, the Company prepaid $378,298 in principal and interest added on this note and began paying the interest. As of June 30, 2015, the outstanding balance owed was $1,216,581 of which $32,675 represents interest which has been added to principal pursuant to this option. As of June 30, 2014, the outstanding balance owed was $1,216,781 of which $32,875 represents interest which has been added to principal pursuant to this option. The principal balance is due in full on October 5, 2017.
The Company had the option to prepay the Subordinated Debt Series A and Series B, in whole or in part, in amounts equal to the lesser of the aggregate amount of the principal amount outstanding on the Subordinated Debt or in an integral multiple of $100,000 with a minimum of $500,000.

There were no such prepayments made on the Series A. Prepayments of Subordinated Debt Series B shall include a premium, unless arising from a sales transaction, equal to the present value of all future interest payments computed using the Treasury five-year note rate for the week ending prior to the date of payment plus one percent if made by October 4, 2013.
These loans are subject to certain financial and restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, create liens and pay dividends. The Company was in compliance with the covenants on these loans at June 30, 2015.
All borrowings pursuant to the Subordinated Debt are secured by the assets of the Company.
Seller Notes
In connection with the Altech acquisition, the Company entered into various note agreements with the selling shareholders of Altech in the aggregate amount of $2,000,000. These notes bear interest at 8 percent, payable quarterly in arrears and are due on April 5, 2016.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

In connection with the IESCO acquisition, the Company entered into a note agreement with the selling shareholder of IESCO in the amount of $2,000,000. This note bears interest at 10 percent, payable quarterly in arrears and is due on April 5, 2016.
In connection with the TC Inspections and Hawk Rope Access acquisitions, the Company also entered into a note agreement with the selling shareholder of T. C. Inspections, Inc., and Hawk Rope Access, Inc., in the amount of $1,500,000. This note bears interest at 8 percent, payable quarterly in arrears and is due on April 5, 2016.
Related Party Notes Payable
Effective June 22, 2015, the Company entered into a demand note agreement with Clearview Capital Fund II, L.P., in the amount of $9,198,397. The outstanding principal amount of this demand note and all accrued and unpaid interest thereon shall be paid in full to the holder on demand. The holder agrees not to make any demand for payment under this note until payment is permitted under the terms of the Senior Debt agreement. The note bears interest at 8 percent per annum.
Effective June 22, 2015, the Company entered into a demand note agreement with Clearview Capital Fund (Parallel) II, L.P., in the amount of $801,603. The outstanding principal amount of this demand note and all accrued and unpaid interest thereon shall be paid in full to the holder on demand. The holder agrees not to make any demand for payment under this note until payment is permitted under the terms of the Senior Debt agreement. The note bears interest at 8 percent per annum.

Debt Financing Costs
In connection with the issuance of the senior secured term and revolving credit facility and Subordinated Debt, during 2011, the Company incurred financing costs of $1,079,679, which have been deferred and are being amortized as additional borrowing costs utilizing the interest method over the life of the related borrowings. Amortization expense for the six-month periods ended June 30, 2015 and 2014, was $24,897 and $52,431, respectively.
Senior and Subordinated Debt Amendments
Effective December 19, 2014, QualSpec entered into the Sixth Amendment to Credit Agreement (Sixth Amendment) with it senior lender, which allowed for up to $4,000,000 in capital leases and other indebtedness secured by liens on equipment.
On May 30, 2014, QualSpec entered into the Fifth Amendment to Credit Agreement (Fifth Amendment) with its senior lender, which increased the revolving commitment up to $10,000,000. In addition, the Fifth Amendment allowed for up to $2,000,000 in capital leases and indebtedness secured by liens and capital expenditures up to $5,000,000.

Effective May 8, 2013, QualSpec entered into the Fourth Amendment to Credit Agreement (Fourth Amendment) with its senior lender which increased the aggregate amount of the lender’s commitment up to $25,000,000 and provided for the payment of amounts due in connection with the redemption of members’ units during the year ended December 31, 2013.
In connection with the Fourth Amendment to Credit Agreement with its senior lender discussed above, the Company simultaneously entered into a First Amendment To Mezzanine Subordination Agreement with all of its senior subordinated debt holders, which increased the maximum senior debt amount to $41,005,000 and provided for the prepayment of certain principal amounts on the subordinated notes not to exceed $2,861,840. Along with the First Amendment to the Mezzanine Subordination Agreement, the Company also amended the Securities Purchase Agreement which changed the interest rates on all four of the senior subordinated notes to 14 percent per annum.
On May 31, 2012, the Company entered into the Second Amendment to Credit Agreement (Second Amendment) with its senior lender whereby the aggregate amount of the lender’s revolving commitment was temporarily increased by $2,500,000 to an aggregate amount equal to $9,500,000 for the period from and including the First Amendment Effective Date but excluding September 30, 2012 (and the aggregate amount of the Lenders’ Revolving Commitments decreased to $7,000,000 on September 30, 2012). Simultaneously, the Company entered into the Fourth Amendment to Amend and Restated Securities Purchase Agreement and Waiver with its senior subordinated lenders. These Agreements restated the total leverage ratio, the senior leverage ratio and the fixed charge ratio coverage requirements for the Company resetting the financial covenants beginning in the second quarter of 2012.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

Capital Lease Obligations
QualSpec maintains a master equity lease agreement with a third-party lender, which has been utilized to acquire vehicles included in fixed assets with a total acquisition cost of $1,912,062. For the period ended June 30, 2015, QualSpec acquired $963,470, in vehicles through this master equity lease. QualSpec has financed a total of $1,957,346 under this master lease agreement.

Long-term Debt Maturities
Aggregate annual maturities of long-term debt at June 30, 2015, are:
Period Ending June 30,

	Long-term Debt (Excl. Leases)	Capital Lease Obligations
2016	$15,000,000	$539,360
2017	6,500,000	851,590
2018	21,284,034	443,360
	$42,784,034
Less amount representing interest		(216,454)
Present value of future minimum lease payments		$1,617,856
Property and equipment include the following property under capital leases:

2015
Vehicles	$1,912,062
Less accumulated depreciation	(242,896)

$1,669,166

Note 6:	Unit Incentive Plan

The Company has a Unit Incentive Plan (Plan Agreement) under which employees and others may be granted options to purchase membership interests in the Company (Units). The Plan provides for the grant of up to 184,698 Units and can be issued as First Half of the Plan Units (First Half) and Second Half of the Plan Units (Second Half). Options issued pursuant to the Plan (i) expire no later than ten years from the grant date, (ii) vest ratably on the first, second, third and fourth anniversary date or the first, second and third anniversary date of the option grant with options becoming immediately exercisable in full upon a change in control only upon the board of directors of the Company electing to accelerate vesting, as defined in the Plan Agreement, and (iii) terminate upon the earliest of the (a) tenth anniversary date, (b) a violation of business covenants, as defined in option holder’s employment agreement, (c) an earlier termination in accordance with the terms of the Plan Agreement and (d) a change in control, as defined. All option Unit holders that exercise their options become subject to the terms of the Company’s LLC agreement.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of comparable publicly traded companies that operate in the Company’s general industry group. The Company uses historical data to estimate option exercise and employee termination within the valuation model. In addition, separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from management’s expectation of the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2015	2014
Expected volatility	54%	54%
Expected dividends	0%	0%
Risk-free rate	3%	3%
Expected terms (in years)	5	5
A summary of option activity under the Plan as of June 30, 2015, and changes during the period then ended, is presented below:

First Half of Plan Units	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance, beginning of period	143,856	$36.44	7.28
Granted	—	—	—
Exercised	—	—	—
Forfeitures	—	—	—
Outstanding, end of period	143,856	$36.44	6.78
Exercisable, end of period	93,856	$36.44

Second Half of Plan Units	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance, beginning of period	24,328	$31.10	5.00
Granted	—	—	—
Exercised	—	—	—
Forfeitures	—	—	—
Outstanding, end of period	24,328	$31.10	4.50
Exercisable, end of period	24,328	$31.10
The unit-based compensation expense for the periods ended June 30, 2015 and 2014, was $515,106 and $118,507, respectively.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

A summary of the status of the Company's nonvested units as of June 30, 2015, is presented below:

First Half of Plan Units	Units	Weighted Average Grant Date Fair Value
Beginning of period	75,000	$41.21
Granted	—	—
Vested	(25,000)	41.21
Cancelled	—	—
Forfeited	—	—
Nonvested, end of period	50,000	$41.21

Second Half of Plan Units	Units	Weighted Average Grant Date Fair Value
Beginning of period	—	$—
Granted	—	—
Vested	—	—
Cancelled	—	—
Forfeited	—	—

Nonvested, end of period	—	$—

As of June 30, 2015 and 2014, there was $1,974,571 and $3,004,783, respectively, of total unrecognized compensation cost related to nonvested unit-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of three years. The total fair value of units vested during the period ended June 30, 2015, was $1,030,211.

Note 7:	Related Party Transactions

Pursuant to a management fee agreement, the management company of the Company’s majority member provides general strategic and business advisory services to the Company for an annual management fee equal to four percent of annual consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) plus reasonable out-of-pocket expenses. During the six-month periods ended June 30, 2015 and 2014, the Company incurred $462,749 and $454,521, respectively, in management fees and expenses pursuant to this agreement.
The Company’s Subordinated Debt Agreements, as discussed in Note 5, are with members of the Company. Total interest expense incurred during the six-month periods ended June 30, 2015 and 2014, relating to these agreements was $633,567 and $631,672, respectively.
In 2008 the Company entered into note agreements with the selling shareholders of Altech as discussed in Note 5. These shareholders are also members of the Company. Total interest expense incurred during the six-month periods ended June 30, 2015 and 2014, was $80,000 for each period.
In 2009, the Company entered into a note agreement with the selling shareholder of IESCO, Inc., as discussed in Note 5. This shareholder is also a member of the Company. Total interest expense incurred during the six-month periods ended June 30, 2015 and 2014, was $99,996, for each period.
In 2011, the Company entered into a note agreement with the selling shareholder of T.C. Inspections, Inc., and Hawk Rope Access, Inc. This shareholder is also a member of the Company. Total interest expense incurred during the six month periods June 30, 2015 and 2014, was $60,000 for each period.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

The Company also leases two of its office facilities under different operating leases from certain of the selling shareholders of IESCO and T.C. Inspections, Inc. The lease with the selling shareholder of IESCO expires December 31, 2015, and the lease with the selling shareholder of T.C. Inspections, Inc., expired during the year ended December 31, 2014. Total rent expense for the six-month periods ended June 30, 2015 and 2014, amounted to approximately $99,000 and $112,200, respectively. The remaining lease payments due to the related party in 2016 total $99,000.
The acquisition of T.C. Inspections, Inc., and Hawk Rope Access, Inc., included a contingent amount based upon the attainment of a minimum working capital balance, as adjusted, as of the closing date. The final working capital requirement was achieved and resulted in additional consideration due of $1,105,609 of which $600,000 was deposited into an escrow account at closing. The resulting net working capital adjustment payable at June 30, 2015 and 2014, amounted to $505,609 which is due to the selling shareholder of T.C. Inspections, Inc., and Hawk Rope Access, Inc.
The note receivable from a related party consists of a $50,000 secured promissory note. The note is secured by a pledged interest in the borrower’s ownership units in the Company, with interest at 6 percent payable on a quarterly basis. The note matures on the earlier of August 2017 or the occurrence of a liquidity event affecting the Company.

Note 8:	Commitments
Employment Agreements
The Company had entered into employment contracts with certain employees who are also Unit holders of the Company. Under the terms of these contracts, the Company will pay salaries for the performance of the employees’ duties and responsibilities as specified in the respective agreements. Future minimum obligations relating to these agreements aggregate approximately $1,578,000.
Total expense recorded in the accompanying statements of operations and comprehensive income (loss) for these agreements during 2015, was approximately $420,000.
Self-Insurance
QualSpec self-insures individual claims for amounts up to $140,000. Any amounts claimed above these limits are covered by a reinsurance policy up to maximum claim amounts of $2,000,000 per individual. Provisions for losses incurred but not reported expected under these programs are included in accrued expenses as of June 30, 2015 and 2014, respectively.

Note 9:	Income Taxes

The Company and each of its subsidiaries files separate income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2011.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

The income tax expense (benefit) attributable to the periods ended June 30, 2015 and 2014, consists of the following components:

	2015	2014
Current
Federal	$813,670	$634,000
State	410,826	220,506
	1,224,496	854,506
Deferred
Federal	(84,500)	(51,747)
	(84,500)	(51,747)
	$1,139,996	$802,759

The reconciliation between the federal U.S. corporate tax rate of 34 percent and the Company's effective tax rate for the period ended June 30, 2015 and 2014, is as follows:

	2015	2014
Expected tax (benefit)	$(2,129,357)	$1,464,343
Non-deductible Company expenses	420,227	430,124
Nondeductible expenses	11,470	9,102
State income taxes, net of federal benefit	59,909	38,592
(Income) losses reported by pass-through entities	2,529,618	(1,337,456)
State income taxes reported by pass-through entities	260,761	162,032
Other	(12,632)	36,022
Income tax	$1,139,996	$802,759
The tax effect of temporary differences which give rise to deferred tax assets and liabilities at June 30, 2015 and 2014, is as follows:

	2015	2014
Deferred tax assets - current
Accrued wages and bonuses	$305,942	$292,726
Allowance for doubtful accounts	91,061	109,727
Total deferred tax assets	397,003	402,453
Deferred tax liabilities- long-term
Depreciation	(155,751)	(212,910)
Other	(30,530)	(30,530)
Total deferred tax liabilities	(186,281)	(243,440)
Net deferred tax asset	$210,722	$159,013
The above net deferred tax liability is presented on the balance sheets as follows:

	2015	2014
Deferred income tax asset	$397,003	$402,453
Deferred income tax liability	(186,281)	(243,440)
Net deferred tax asset	$210,722	$159,013

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

Note 10:	Members' Equity

Preferred Member Units

On August 1, 2010, the QualSpec Group authorized and issued 36,284 shares of Class A-1 and 30,698 shares of Class A-2 preferred member units for $1,500,000 in contributed cash. Both Class A-1 and Class A-2 preferred shares are entitled to an 18 percent return compounded annually on such member’s unrecovered capital account, as defined. The undistributed preferred return at June 30, 2015 and 2014, amounted to approximately $1,514,749 and $1,102,990 respectively. The preferred shares are also entitled to distribution preferences equal to the aggregate excess of the preferred return over previous distributions and any remaining unrecovered capital. Once the preferred shares’ unreturned capital accounts are reduced to zero, the shares cease to be preferred.

Note 11:	Significant Customers

During the six-month periods ended June 30, 2015 and 2014, revenue from the Company’s five largest customers represented 75 percent and 74 percent of total revenue, respectively. The Company’s accounts receivable from customers with the five largest balances at June 30, 2015 and 2014, represented 74 percent and 64 percent, respectively, of total accounts receivable.

Note 12:	Benefit Plan

The Company has a 401(k) retirement plan covering all eligible employees. Participants in the plan may contribute up to 50 percent of their compensation, subject to Internal Revenue Service (IRS) limitations. A discretionary matching contribution can be made as established by the Company subject to IRS limitations. Total expense charged to operations during the six-month periods ended June 30, 2015 and 2014, amounted to $926,303 and $710,824, respectively.

Note 13:	Operating Leases

Non-cancellable operating leases for offices expire in various years through 2023. These leases generally contain renewal options for periods ranging from one-to-six years and require the Company to pay all executory costs (property taxes, maintenance and insurance). Rental payments include minimum rentals.

The approximated future minimum lease payments for the years ended June 30 were:

2016	$687,000
2017	$593,000
2018	$599,000
2019	$573,000
2020	$417,000
Thereafter	$1,061,000

Rental expense for all operating leases for the six-month periods ended June 30, 2015 and 2014, amounted to $421,341 and $341,372, respectively.

Note 14:	Disclosures About Fair Values of Assets and Liabilities

The Company has adopted ASC Topic 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities
The following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.
Cash
The fair value of cash approximates the carrying amount.
Receivables
The fair value of receivables approximates the carrying amount because of the short-term maturity of these instruments.
Note Receivable - Related Party
The fair value of the note receivable approximates the carrying amount because the stated rate on the note approximates the rate for similar notes.
Debt
The fair value of debt is based on the discounted future cash flows using the Company’s incremental borrowing rate for each type of financing. At June 30, 2015 and 2014, the fair value of the debt approximates the carrying amount.

Note 15:	Litigation Settlement

In April 2013, a customer notified QualSpec of a potential claim relating to its inspections of certain pipelines. Because the risk of liability and the amount of the claim were uncertain, QualSpec and the customer worked together to determine their share of any liability and the extent and cost of the claim. This process culminated in an April 2015 mediation session during which the parties reached agreement on the terms of a settlement, which included a payment to be made by QualSpec and a mutual and general release of all other related claims. On June 30, 2015, QualSpec fulfilled its settlement payment obligation, the amount of which is confidential. The settlement payment is subject to additional insurance recovery which cannot be estimated at this time. Any future recoveries from insurance will be paid to the predecessor owner.

QualSpec Group, LLC
Notes to Unaudited Consolidated Financial Statements
June 30, 2015 and 2014

Note 16:	Subsequent Events

Effective July 2, 2015, QualSpec Group, LLC acquired Quantapoint, Inc., for cash consideration of approximately $2,100,000.

Effective July 7, 2015, QualSpec Group, LLC was acquired by Team, Inc., for total cash consideration of approximately $255,000,000. The initial purchase price could have been increased by $10.0 million depending upon the operating results of QualSpec through the end of calendar year 2015. Based on QualSpec results through December 31, 2015, no additional consideration was received.

Subsequent events have been evaluated through October 5, 2016, which is the date the consolidated financial statements were available to be issued.